Acadia Realty Trust Announces Fourth Quarter and
     Year-End 2002 Operating Results; Increases Guidance for 2003

    NEW YORK--(BUSINESS WIRE)--Feb. 25, 2003--Acadia Realty Trust (NYSE: AKR - "Acadia" or the "Company"), a real estate investment trust ("REIT") and owner and operator of primarily supermarket-anchored shopping centers, today reported operating results for the fourth quarter and year-ended December 31, 2002.

    Highlights

    Earnings

    -- Funds from operations ("FFO"), a widely accepted measure of REIT performance, was $0.87 per share on a fully diluted basis for the year-ended December 31, 2002 (excluding $0.13 of FFO from lease termination income received from a single tenant during the year) compared to $0.86 for 2001

    -- Achieved year-over-year earnings growth while absorbing $0.12 of dilution from completion of non-core property disposition initiative

    -- Consistent with guidance, FFO for the quarter ended December 31, 2002 was $0.20 per share

    Balance Sheet

    --  3.0 to 1 fixed-charge coverage for 2002

    -- 47% debt to total market capitalization based on current share price

    -- Low blended cost of debt at 5.9% with 74% of portfolio debt now fixed-rate (includes pro-rata share of JV debt)

    Dividend

    -- Increased the dividend by 8% in first quarter 2002, from $0.48 to $0.52 per share annually

    -- Increased the dividend by 11.5% in first quarter 2003, from $0.52 to $0.58 per share annually

    -- Maintained conservative dividend payout ratio for the fourth quarter 2002 of approximately 66% of FFO

    Portfolio

    -- Completed multi-year non-core disposition program - sold 20 assets during 2002, including the entire southeast portfolio, for a total of $74 million

    -- Executed 71 new and renewal leases totaling 490,000 square feet during 2002, or over 9% of the portfolio, at spreads of 8.1% over former base rents

    -- Total 2002 in-place rents represent an 8.6% increase over 2001 in-place rents on a same-property basis

    --  Completed the redevelopment of the Elmwood Park Shopping
        Center (Elmwood Park, NJ) - expected to contribute approximately $0.025 incremental FFO per share on an annual basis

    --  Commenced the de-malling and re-anchoring of the Gateway
        Shopping Center (Burlington, VT) - also expected to contribute approximately $0.025 FFO per share on an annual basis starting in 2nd half of 2003

    -- Re-anchored the Crescent Plaza (Brockton, MA) with Home Depot in 107,000 square feet replacing former Bradlees store - will generate approximately $0.01 incremental FFO per share on an annual basis

    Acquisitions

    -- Ohio Portfolio - $27 million acquisition of three grocery-anchored shopping centers - anticipated to generate 15% initial leveraged return and contribute approximately
        $0.01 FFO per share on an annual basis

    -- Brandywine Portfolio - Acquired one-million square foot value-based retail portfolio for $88 million - expected to generate 15% initial leveraged return and contribute approximately $0.04 FFO per share on an annual basis

    -- Kroger/Safeway Portfolio - Acquired one-million square foot supermarket portfolio of 25 Kroger and Safeway supermarkets for $47 million ($47 per square foot) - anticipated to generate in excess of 16% initial leveraged return (after debt amortization) and contribute approximately $0.04 FFO on an annual basis

    Fourth Quarter and Year-End Operating Results - Increase in FFO

    Acadia achieved year-over-year earnings growth in 2002 while absorbing FFO dilution of $0.12 per share as a result of the aggressive execution and completion of its non-core property disposition initiative. Going forward, Acadia may periodically sell assets on an opportunistic basis, although it does not anticipate that any potential dilution from these sales would have a material impact on future earnings. 2002 earnings growth was also accomplished while strengthening the Company's balance sheet and improving its coverage ratios.
    FFO for the fourth quarter 2002 was $5.6 million, or $0.20 per share on a fully diluted basis compared to $7.8 million or $0.23 for the same quarter 2001. For the year ended December 31, 2002, FFO was $29.4 million, or $1.00 per share compared to $29.5 million or $0.86 in 2001. Annual 2002 FFO was $0.87 per share before $3.9 million, or $0.13 per share, of lease termination income received from a single tenant during the year.
    Income from continuing operations for the fourth quarter 2002 was $1.5 million, or $0.06 per share on a fully diluted basis, compared to $2.0 million, or $0.07 per share, for 2001. For the year ended December 31, 2002, income from continuing operations was $10.6 million, or $0.42 per share, compared to $5.3 million, or $0.19 per share, in 2001. Income from continuing operations for 2002 included $3.9 million of lease termination income received from a single tenant during the year.

    Dispositions - Creation of a Solid Core Portfolio

    Acadia completed its multi-year non-core disposition initiative with the sale of 20 non-core properties during 2002. These properties, totaling 3.0 million square feet and including the entire southeast portfolio, were sold for $74.3 million. In addition to exiting markets not consistent with Acadia's core portfolio of supermarket and discounter-anchored shopping centers located in high barrier to entry markets with strong demographics, the Company also reduced its exposure to several weakened retailers including Kmart and Ames. Most recently, Acadia further reduced its exposure to Kmart during the fourth quarter 2002 through the sale of two shopping centers to a single buyer for $16.8 million. The first property, the Manahawkin Village Shopping Center, located in Manahawkin, NJ, is anchored by an 112,000 square foot Kmart which paid the highest rent among all of the Kmart locations within Acadia's portfolio. The second property sold was the Valmont Plaza, a 200,000 square foot shopping center located in West Hazelton, PA.
    To date, the Company has reduced its exposure to Kmart by four locations and Ames by five locations. Although Kmart is still the top tenant in the portfolio, it has been reduced from 6.6% to 4.7% of portfolio base rents. Even following Kmart's 2003 announcement of 326 store closings, all of the Kmart stores in Acadia's portfolio are open, operating and paying full rents with occupancy costs under 3% and average sales of $176 per square foot.
    Following the completion of the non-core disposition initiative as well as recent acquisitions, Acadia now currently owns, or has interests in, and operates a core portfolio of 62 properties totaling approximately nine million square feet which is comprised primarily of shopping centers anchored by grocery and value-oriented retail located in the northeast and mid-west regions of the country. Top 10 tenants now include necessity-based retailers with weighted average sales of $378 per square foot including TJ Maxx, Waldbaum's (A&P), Wal-Mart, Price Chopper, Shaw's, Eckerd Drug, Pathmark, Acme and Redner's Supermarket.

    Redevelopment Activity - Elmwood Park Shopping Center Project
Completed in 2002

    Acadia's two redevelopment projects progressed on time and on budget during 2002, with one shopping center coming back on-line during the year:

    Elmwood Park Shopping Center

    In the fourth quarter 2002, the Company completed the redevelopment project at the Elmwood Park Shopping Center, located in Elmwood Park, NJ. Acadia replaced a former in-line, 28,000 square foot Grand Union supermarket with a 49,000 square foot Pathmark supermarket and also relocated an existing in-line Walgreens to a new 15,000 square foot location with a drive-through pharmacy. This shopping center is anticipated to generate $0.025 incremental FFO on an annual basis.

    Gateway Shopping Center

    During 2002, Acadia commenced the de-malling and re-anchoring of the Gateway Shopping Center located in South Burlington, VT. The project, formerly a partially enclosed mini-mall with an undersized Grand Union, is being converted into a new open-air community shopping center with a 72,000 square foot Shaw's supermarket. Demolition is complete, and construction, which has already begun, is expected to be completed in 2003. The center is already 83% pre-leased and is anticipated to contribute $0.025 FFO on an annual basis commencing the second half of 2003.

    Portfolio Activity - 8% Increase for New and Renewal Leases

    During 2002, Acadia executed 71 new and renewal leases totaling 490,000 square feet, or 9% of the portfolio gross leasable area ("GLA"), at an average increase of 8.1% over the previous base rents on a cash basis.
    Average in-place rents were $9.60 per square foot as of December 31, 2002 which represents an 8.6% increase over 2001 in-place rents on a same property basis. This was in part due to the rejection of three Ames leases during 2002 which were paying an average rent of $4.50 per square foot.
    Within the Company's portfolio of operating properties, year-end occupancy was 86.3% compared to 90.9% for the third quarter 2002, primarily the result of the closing of three Ames locations during the fourth quarter 2002. Excluding the impact of the Ames closings, the portfolio occupancy was 91.1%. The Ames closings and their effect on the portfolio occupancy were anticipated by Acadia. On a same property basis, occupancy for the fourth quarter 2001 was 93.0%.
    Same property net operating income ("NOI") for the retail portfolio increased 0.1% for the full year 2002 over 2001. Despite the effect of the closing of the Ames locations during the fourth quarter 2002 and an increase in property insurance costs for 2002, increases in rents from new and renewal leases as well as scheduled increases in contractual tenant rents offset these factors. Including the two residential properties currently owned by Acadia, same property NOI decreased by 0.5% in 2002. Same property NOI for first quarter 2003 is expected to be adversely impacted due to the unusually harsh winter season.

    Balance Sheet - Continued Strengthening for 2002

    For 2002, the strength of Acadia's balance sheet was evidenced by positive trends in its financial ratios as well as sufficient in-place working capital to fund all of its foreseeable internal and external capital requirements:

    -- Debt to total market capitalization was 47% (based on current common share price) with a blended cost of debt of 5.9%

    -- 74% of the total mortgage debt was fixed-rate, inclusive of the effect of interest rate swaps and the Company's pro-rata share of joint venture debt. This contrasts with 62% fixed as of the end of 2001

    -- Fixed-charge ratio was 3.0 times (EBITDA / interest expense plus preferred distributions)

    -- Dividend payout ratio for the fourth quarter 2002 was approximately 66% of FFO

    -- $40 million of working capital at year-end with an additional $45 million available under current credit facilities

    Dividend Increase - 11.5% Increase for 2003 - Follows 8% Increase in 2002

    In January of 2003, Acadia announced that its Board of Trustees approved an increase in Acadia's quarterly dividend to $0.145 per share, which represents an 11.5% increase over the $0.13 quarterly dividend paid by Acadia during 2002. On an annualized basis, the dividend will increase $0.06 resulting in an annual 2003 dividend of $0.58. This follows an 8% increase in Acadia's dividend for 2002. Even after the recent dividend increase, Acadia expects to maintain a payout ratio that is among the most conservative in its sector based on 2003 earnings guidance. The first quarter 2003 dividend is payable April 15, 2003 to shareholders of record as of March 31, 2003.

    Acquisitions - 2003 Acquisition Guidance Already Achieved

    Ohio Portfolio

    In 2002, Acadia launched its acquisition joint venture with the acquisition of three supermarket-anchored shopping centers located in Ohio. The total purchase price for the three properties, which aggregate 324,000 square feet, was $26.7 million. The purchase price represented in excess of an 11.5% cap rate on the current net operating income before reserves and imputed management fees. Acadia's initial cash flow return (leveraged yield) for 2003 on its equity investment is projected to be approximately 15%.

    Kroger/Safeway Portfolio

    In January of 2003, the joint venture acquired a one million square foot supermarket portfolio consisting of twenty-five anchor-only leases with either Kroger or Safeway supermarkets. The purchase price of $47.0 million included the assumption of $34.5 of existing debt, which fully amortizes over the remaining seven year term. Even after the heavy debt amortization, the projected cash flow on Acadia's portion of its equity investment is anticipated to yield in excess of a 16% return.

    Brandywine Portfolio

    In February of 2003, the joint venture acquired another one million square foot portfolio for an initial purchase price of $88.0 million. The portfolio consists of two open-air, value-based shopping centers. The first is the Market Square Shopping Center, a 103,000 square foot community shopping center anchored by a TJ Maxx and Trader Joe's gourmet grocery. The second center, the Brandywine Towne Center, consists of two components. The first is 450,000 square feet which is 97% occupied by dominant tenants including Lowe's, Bed Bath & Beyond, Regal Cinema, Michaels, Petsmart, Old Navy, Annie Sez, Thomasville Furniture, KB Toys and Dick's Sporting Goods. The second component is 420,000 square feet of existing space of which Target occupies 138,000 square feet. The joint venture will pay for the balance of space on an "earnout" basis only when it is leased. The initial acquisition price represents in excess of a 10.25% capitalization rate based on the current net operating income. The project is financed with $68.0 million of 6.2% fixed-rate debt resulting in an initial leveraged yield in excess of 15%.
    In total, these acquisitions are projected to contribute approximately $0.09 to $0.10 of FFO on an annual basis, or approximately 10% external growth on annual 2002 FFO of $0.87.

    Outlook - Guidance for 2003 Increased

    Acadia has also revised upward its 2003 earnings guidance which was originally provided in its third quarter 2002 earnings announcement. The Company currently forecasts its 2003 FFO will range from $0.88 to $0.92 per share. This compares to the original 2003 forecast of $0.85 to $0.90 per share. Compared to 2002 earnings, the current 2003 forecast includes dilution of $0.05 from 2002 non-core asset dispositions as well as $0.06 dilution from the closing of three Ames locations during the fourth quarter of 2002. Further details for the 2003 forecast will be discussed in the conference call to be conducted later today.

    Management Comments

    Commenting on the results for the quarter, Kenneth Bernstein, President and CEO, stated, "The results for 2002 evidenced our success in the completion of our multi-year turnaround program - which has focused on all the key areas of our business. First, we have created a solid core portfolio through the aggressive disposition of non-core retail properties and the completion of major redevelopment projects. Second, we have achieved a healthy balance sheet as evidenced by strong debt service coverage and one of the most conservative dividend payout coverage ratios in our sector. Lastly, we have executed on a rational external growth program through the launching of our acquisition joint venture in 2002 and three major acquisitions over the past year. By aggressively executing in all of these areas, we have now created a platform from which to deliver continued growth to our shareholders."

    Investor Conference Call

    Kenneth Bernstein, President and CEO, and Perry Kamerman, CFO, will conduct a conference call February 25, 2003 at 2:00 p.m. EST to review the Company's earnings and operating results. The live conference call can be accessed by dialing 888-482-0024 (internationally 617-801-9702). No passcode is required.
    The call will also be webcast and can be accessed in a listen-only mode at Acadia's web site at www.acadiarealty.com. If you are unable to participate during the live webcast, the call will be archived and available on Acadia's website. Alternatively, to access the replay by phone, dial 888-286-8010 (internationally 617-801-6888). The passcode will be 4872048. The phone replay will be available through Monday, March 3, 2003.

    Acadia Realty Trust, headquartered on Long Island, NY, is a fully integrated and self-managed real estate investment trust which specializes in the acquisition, redevelopment and operation of shopping centers which are anchored by grocery and value-oriented retail. Acadia currently owns (or has interests in) and operates 62 properties totaling approximately nine million square feet, located primarily in the Eastern United States.

    Certain matters in this press release may constitute forward-looking statements within the meaning of federal securities law and as such may involve known and unknown risk, uncertainties and other factors which may cause the actual results, performances or achievements of Acadia to be materially different from any future results, performances or achievements expressed or implied by such forward-looking statements. Such forward-looking statements speak only as of the date of this document. Acadia expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in Acadia's expectations with regard thereto or change in events, conditions or circumstances on which any such statement is based.
    The Company considers funds from operations ("FFO") as defined by the National Association of Real Estate Investment Trusts ("NAREIT") to be an appropriate supplemental disclosure of operating performance for an equity REIT due to its widespread acceptance and use within the REIT and analyst communities. FFO is presented to assist investors in analyzing the performance of the Company. However, the Company's method of calculating FFO may be different from methods used by other REITs and, accordingly, may not be comparable to such other REITs. FFO does not represent cash generated from operations as defined by generally accepted accounting principles ("GAAP") and is not indicative of cash available to fund all cash needs, including distributions. It should not be considered as an alternative to net income for the purpose of evaluating the Company's performance or to cash flows as a measure of liquidity.

    For more information visit Acadia Realty Trust's Web site at www.acadiarealty.com.


                 ACADIA REALTY TRUST AND SUBSIDIARIES
                         Financial Highlights
      For the Quarters and Years ended December 31, 2002 and 2001
             (dollars in thousands, except per share data)

                         STATEMENTS OF INCOME

                        For the quarters ended    For the years ended
                             December 31,            December 31,
       Revenues            2002        2001        2002        2001
                       -----------------------------------------------
Minimum rents          $   12,592  $   11,921  $   48,488  $   47,086
Percentage rents              477         530       1,079       1,196
Expense reimbursements      3,358       2,745      11,419      10,884
Lease termination
 income                        --          --       3,945          --
Other property income          83         125         536         589
Other                       1,080         538       3,880       1,527
                       -----------------------------------------------
     Total revenues        17,590      15,859      69,347      61,282
                       -----------------------------------------------
  Operating expenses
Property operating          4,061       2,709      12,274      11,597
Real estate taxes           2,166       2,103       8,447       8,427
General and
 administrative             2,886       2,541      10,173       9,025
Depreciation and
 amortization               3,845       3,453      14,804      13,605
Abandoned project costs        --          --         274          --
                       -----------------------------------------------
     Total operating
      expenses             12,958      10,806      45,972      42,654
                       -----------------------------------------------
Operating income            4,632       5,053      23,375      18,628
Equity in earnings of
 unconsolidated
 partnerships                 303          90         628         504
Interest expense           (2,810)     (2,712)    (11,017)    (12,370)
Minority interest            (653)       (473)     (2,426)     (1,466)
                       -----------------------------------------------
Income from continuing
 operations                 1,472       1,958      10,560       5,296
                       -----------------------------------------------


                 ACADIA REALTY TRUST AND SUBSIDIARIES
                         Financial Highlights
      For the Quarters and Years ended December 31, 2002 and 2001
             (dollars in thousands, except per share data)

                   STATEMENTS OF INCOME (continued)

                        For the quarters ended    For the years ended
                             December 31,            December 31,
                           2002        2001        2002        2001
                       -----------------------------------------------
Discontinued
 operations:

Operating income from
 discontinued
 operations            $      151  $      874  $    1,165  $    3,972
Impairment of real
 estate                        --      (1,130)       (197)    (15,886)
Gain on sale of
 properties                 6,349       9,454       9,662      17,734
Minority interest            (742)     (1,468)     (1,791)     (1,025)
                       -----------------------------------------------
Income from
 discontinued
 operations                 5,758       7,730       8,839       4,795
                       -----------------------------------------------
Income before
 extraordinary item
 and cumulative effect
 of change in
 accounting principle       7,230       9,688      19,399      10,091
Extraordinary item -
 loss on early
 extinguishments of
 debt                          --          --          --        (140)
Cumulative effect of
 change in accounting
 principle                     --          --          --        (149)
                       -----------------------------------------------
Net income             $    7,230  $    9,688  $   19,399  $    9,802
                       ===============================================
Net income per Common
 Share - basic (a)     $      .29  $      .34  $      .77  $      .35
                       ===============================================
Net income per Common
 Share - diluted (a)   $      .28  $      .34  $      .76  $      .35
                       ===============================================

                 ACADIA REALTY TRUST AND SUBSIDIARIES
                         Financial Highlights
      For the Quarters and Years ended December 31, 2002 and 2001
             (dollars in thousands, except per share data)

      RECONCILIATION OF NET INCOME TO FUNDS FROM OPERATIONS (b)

                        For the quarters ended    For the years ended
                             December 31,            December 31,
                           2002        2001        2002        2001
                       -----------------------------------------------
Net income             $    7,230  $    9,688  $   19,399  $    9,802
Depreciation of real
 estate and
 amortization of
 leasing costs:
   Wholly owned and
    consolidated
    partnerships            3,625       4,446      15,305      18,422
   Unconsolidated
    partnerships              183         157         662         627
Income attributable to
 minority interest in
 Operating Partnership        948       1,874       2,928       2,221
Gain on sale of
 properties (c)            (6,349)     (9,454)     (9,089)    (17,734)
Impairment of real
 estate                        --       1,130         197      15,886
Extraordinary item             --          --          --         140
Cumulative effect of
 change in accounting
 principal                     --          --          --         149
                       -----------------------------------------------
Funds from operations  $    5,637  $    7,841  $   29,402  $   29,513
                       ===============================================
Funds from operations
 per share - Basic (d) $      .20  $      .23  $     1.01  $      .86
                       ===============================================
Funds from operations
 per share -
 Diluted (d)           $      .20  $      .23  $     1.00  $      .86
                       ===============================================
Funds from operations
 per share -
 Continuing operations
 (Diluted) (d)         $      .19  $      .17  $      .91  $      .58
                       ===============================================

                 ACADIA REALTY TRUST AND SUBSIDIARIES
                         Financial Highlights
                   As of December 31, 2002 and 2001
             (dollars in thousands, except per share data)

                  SELECTED BALANCE SHEET INFORMATION
                                             December 31, December 31,
                                                 2002         2001
                                             ------------ ------------

Cash and cash equivalents                     $   45,168   $   31,905
Rental property, at cost                         413,878      398,416
Total assets                                     410,935      493,939
Mortgage notes payable                           202,361      211,444
Total liabilities                                224,487      276,025
  Fixed rate debt: (e)                           145,236      108,521
    % of outstanding debt                           72 %         51 %
    Weighted average interest rate                 6.8 %        7.5 %
  Variable rate debt                          $   57,125   $  102,923
    % of outstanding debt                           28 %         49 %
    Weighted average interest rate                 3.3 %        3.9 %
Total weighted average interest rate               5.8 %        5.7 %

Notes:

(a) Basic net income per share is computed based on the weighted average number of Common Shares outstanding for the quarters ended December 31, 2002 and 2001 of 25,173,874 and 28,575,250,
    respectively, and the weighted average number of Common Shares outstanding for the years ended December 31, 2002 and 2001 of 25,320,631 and 28,313,070, respectively. Diluted net income per share, which assumes the conversion of securities and other contracts to issue Common Shares, is computed based on the weighted average number of Common Shares outstanding for the quarter and year ended December 31, 2002 of 25,683,279 and 25,806,035, respectively. For the quarter and year ended December 31, 2001, no additional Common Shares were reflected as the impact would be non-dilutive in such periods.

(b) Consistent with the NAREIT definition, the Company defines FFO as net income (computed in accordance with GAAP), excluding gains (or losses) from sales of property, plus depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures.

(c) Net of minority interest of $573 on the sale of land during 2002.

(d) Assumes full conversion of a weighted average 3,246,320 and 5,436,260 OP Units into Common Shares for the quarters ended
    December 31, 2002 and 2001, and 3,677,065 and 6,028,392 OP Units
    into Common Shares for the years ended December 31, 2002 and 2001.

(e) Fixed-rate debt includes $87,141 of notional principal fixed through swap transactions. Conversely, variable-rate debt excludes this amount.


    CONTACT: Acadia Realty Trust
             Jon Grisham, VP
             Investor Relations
             516/767-8830 ext. 342